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                                                                    Exhibit 4.17
                                DEMAND DEBENTURE


February 7, 2003                                                CDN $600,000,000


The undersigned, Sun Media Corporation, a corporation continued and existing under the laws of British Columbia (the "CORPORATION"), for value received, hereby promises to pay to the order of Bank of America, N.A. ("BA"), for its own benefit and on behalf and for the benefit, and as holder of an irrevocable power of attorney ("FONDE DE POUVOIR") under Article 2692 of the Civil Code of Quebec, of each of the other Lenders (BA in the aforesaid capacities, the "AGENT") as defined in the Credit Agreement (as defined below), ON DEMAND, at such address or addresses as the Agent may designate at any time and from time to time by notice in writing to the Corporation, upon presentation and surrender thereat of this Debenture, the sum of SIX HUNDRED MILLION DOLLARS ($600,000,000) in lawful money of Canada, and to pay interest thereon, before as well as after maturity and both before and after default, from the date of this Debenture, at the same place, in like money at a rate of TWENTY-FIVE PER CENT (25%) per annum from the date hereof, together with interest on overdue interest (computed monthly) at the same rate from its due date to the date of payment. This Debenture (a) is issued pursuant to the provisions of the Credit Agreement, (b) is secured by a deed of hypothec made by the Corporation in favour of the Agent and governed by the laws of the Province of Quebec, and (c) is governed by the laws of the Province of Quebec.

Notwithstanding the fact that this Debenture is stated to be payable on demand, payment of this Debenture may not be demanded until the occurrence of an Event of Default (as defined in the Credit Agreement) which is continuing and which has not been waived in accordance with the terms of the Credit Agreement. Furthermore, notwithstanding the fact that this Debenture is in the amount of $600,000,000 and bears interest at the rate of 25% per annum, the Corporation shall not have any obligation, at any time, to make payment under this Debenture for any amount in excess of its indebtedness under the Credit Documents then outstanding.

"CREDIT AGREEMENT" means that certain credit agreement dated as of February 7, 2003 among the Corporation, as Borrower, the financial institutions named on the signature pages thereto, as Lenders, and BA, as Administrative Agent, as same may subsequently be amended, amended and restated, modified, supplemented or replaced from time to time.

Capitalized terms not otherwise defined in this Debenture have the meaning ascribed thereto in the Credit Agreement.

This Debenture may be transferred by the Agent only to a successor agent appointed under and in accordance with the provisions of the Credit Agreement.





                              SUN MEDIA CORPORATION




                             Per:  /s/ CLAUDINE TREMBLAY
                             ---------------------------
                             Name: Claudine Tremblay
                             Title: Corporate Secretary